As filed with the Securities and Exchange Commission on March 9, 2023

Registration No. 333-215122

Registration No. 333-234436

Registration No. 333-254884

Registration No. 333-258783

Registration No. 333-248487

Registration No. 333-212047

Registration No. 333-226508

Registration No. 333-243754

Registration No. 333-252396

Registration No. 333-263170

Registration No. 333-251033

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1 REGISTRATION STATEMENT NO. 333-215122

FORM S-3 REGISTRATION STATEMENT NO. 333-234436

FORM S-3 REGISTRATION STATEMENT NO. 333-254884

FORM S-3 REGISTRATION STATEMENT NO. 333-258783

FORM S-4 REGISTRATION STATEMENT NO. 333-248487

FORM S-8 REGISTRATION STATEMENT NO. 333-212047

FORM S-8 REGISTRATION STATEMENT NO. 333-226508

FORM S-8 REGISTRATION STATEMENT NO. 333-243754

FORM S-8 REGISTRATION STATEMENT NO. 333-252396

FORM S-8 REGISTRATION STATEMENT NO. 333-263170

Post-Effective Amendment No. 2

to

FORM S-8 REGISTRATION STATEMENT NO. 333-251033

UNDER

THE SECURITIES ACT OF 1933

F-STAR THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	52-2386345
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Eddeva B920 Babraham Research Campus Cambridge, United Kingdom	CB22 3AT
(Address of Principal Executive Offices)	(Zip Code)

Spring Bank Pharmaceuticals, Inc. 2014 Stock Incentive Plan

Spring Bank Pharmaceuticals, Inc. 2015 Stock Incentive Plan

Non-Qualified Stock Option Agreement Dated January 8, 2018

F-star Therapeutics, Inc. 2019 Equity Incentive Plan

Form of F-star Therapeutics, Inc. Non-Qualified Stock Option Award Agreement

Form of F-star Therapeutics, Inc. Restricted Stock Unit Award Agreement

(Full title of the plans)

Eliot Forster

Chief Executive Officer

F-star Therapeutics, Inc.

Eddeva B920

Babraham Research Campus

Cambridge, CB22 3AT, United Kingdom

+44-1223-497400

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

William C. Hicks, Esq.

Matthew J. Gardella, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.

One Financial Center

Boston, MA 02111

(617) 542-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements filed by F-star Therapeutics, Inc. (f/k/a Spring Bank Pharmaceuticals, Inc.) (the “Registrant” or the “Company”) on Form S-1, Form S-3, Form S-4 and Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement on Form S-1 (No. 333-215122), filed with the Securities and Exchange Commission (the “SEC”) on December 16, 2016, as amended from time to time, relating to the registration for resale of 3,830,321 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), by the selling stockholders named therein;

•

Registration Statement on Form S-3 (No. 333-234436), filed with the SEC on November 1, 2019 and amended on November 27, 2019, relating to the registration for resale of 2,579,143 shares of Common Stock, issuable upon the conversion of convertible notes and exercise of warrants, by the selling stockholders named therein;

•

Registration Statement on Form S-3 (No. 333-254884), filed with the SEC on March 31, 2021, relating to the registration of up to $125,000,000 of: (i) Common Stock; (ii) preferred stock, par value $0.0001 per share, of the Company (“Preferred Stock”); (iii) debt securities; (iv) warrants to purchase any of the other securities that may be sold under the registration statement; (v) rights to purchase Common Stock, Preferred Stock and/or debt securities; and/or (vi) units consisting of one or more of these classes of securities;

•

Registration Statement on Form S-3 (No. 333-258783), filed with the SEC on August 13, 2021, relating to the registration of up to $125,000,000 of: (i) Common Stock; (ii) preferred stock, par value $0.0001 per share, of the Company (“Preferred Stock”); (iii) debt securities; (iv) warrants to purchase any of the other securities that may be sold under the registration statement; (v) rights to purchase Common Stock, Preferred Stock and/or debt securities; and/or (vi) units consisting of one or more of these classes of securities;

•

Registration Statement on Form S-4 (No. 333-248487), filed with the SEC on August 28, 2020 and amended on September 30, 2020, relating to the registration of 35,256,571 shares of Common Stock in connection with the Share Exchange Agreement, dated as of July 29, 2020, by and among the Company, F-star Therapeutics Limited (“F-star”) and the holders of issued and outstanding capital shares and convertible loan notes of F-star party thereto;

•

Registration Statement on Form S-8 (No. 333-212047), filed with the SEC on June 15, 2016, relating to the registration of (i) 608,137 shares of Common Stock for issuance under the Company’s 2014 Stock Incentive Plan (the “2014 Plan”) and (ii) 866,863 shares of Common Stock for issuance under the Company’s 2015 Stock Incentive Plan (the “2015 Plan”);

•

Registration Statement on Form S-8 (No. 333-226508), filed with the SEC on August 2, 2018, relating to the registration of (i) an additional 800,000 shares of Common Stock for issuance under the 2015 Plan and (ii) 50,000 shares of Common Stock for issuance upon exercise of a non-qualified stock option granted to an employee of the Company on January 8, 2018;

•

Registration Statement on Form S-8 (No. 333-243754), filed with the SEC on August 10, 2020, relating to the registration of an additional 1,150,000 shares of Common Stock for issuance under the 2015 Plan;

•

Registration Statement on Form S-8 (No. 333-251033), filed with the SEC on November 30, 2020 and amended on January 25, 2021, relating to the registration of 637,127 shares of Common Stock for issuance under the Company’s 2019 Equity Incentive Plan (the “2019 Plan”);

•

Registration Statement on Form S-8 (No. 333-252396), filed with the SEC on January 25, 2021, relating to the registration of an additional 364,005 shares of Common Stock for issuance under the 2019 Plan; and

•

Registration Statement on Form S-8 (No. 333-263170), filed with the SEC on March 1, 2022, relating to the registration of (i) an additional 834,984 shares of Common Stock for issuance under the 2019 Plan; (ii) 50,000 shares of Common Stock for issuance upon exercise of a non-qualified stock option granted to an employee of the Company on March 1, 2022; and (iii) 25,000 shares of Common Stock underlying restricted stock units granted to an employee of the Company on March 1, 2022.

The Company is filing these Post-Effective Amendments to the Registration Statements to withdraw and remove from registration any and all shares of Common Stock that remain unsold or otherwise unissued under the Registration Statements.

On March 8, 2023, pursuant to the Agreement and Plan of Merger, dated as of June 22, 2022, as amended on November 21, 2022, December 19, 2022, December 20, 2022, December 30, 2022, January 31, 2023, February 9, 2023, February 22, 2023 and March 5, 2023 (collectively, the “Merger Agreement”), by and among the Company, invoX Pharma Limited, a private limited company organized under the laws of England and Wales (“Parent”), Fennec Acquisition Incorporated, a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and Sino Biopharmaceutical Limited, a company organized under the laws of the Cayman Islands, Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. With respect to the Registration Statements on Form S-1, Form S-3 and Form S-8, in accordance with the undertakings made by the Registrant in each such Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, and with respect to the Registration Statement on Form S-4, the Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1, Form S-3, Form S-4 and Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, United Kingdom, on March 9, 2023.

F-STAR THERAPEUTICS, INC.

By:	/s/ Eliot Forster
Eliot Forster President and Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.